EXHIBIT 10(m)
-------------

Following is a copy of the Executive Severance Agreement, dated as of October 17, 1995, by and between ADVO, Inc. and each of the following executive officers:


                         Peter A. Corrao
                         Rick Kurz
                         Fredrick Leick
                         Myron L. Lubin
                         Frank J. Talz

                         EXECUTIVE SEVERANCE AGREEMENT
                         -----------------------------

          This EXECUTIVE SEVERANCE AGREEMENT (the "Agreement"), is made as of October 17, 1995, by and between ADVO, Inc. (the "Company") and
_______________(the "Executive").

                                   RECITALS:
                                   --------

          A. The Executive is an executive of the Company and has made and is expected to continue to make major contributions to the short- and long-term profitability, growth, and financial strength of the Company;

          B. The Company recognizes that the possibility of a Change of Control (as hereafter defined) exists;

          C. The Company desires to assure itself of both present and future continuity of its management and desires to establish certain severance benefits for key executive officers of the Company, including the Executive, applicable in the event of a Change of Control; and

          D. The Company wishes to aid in assuring that such executives are not practically disabled from discharging their duties in respect of a proposed or actual transaction involving a Change of Control.

          NOW, THEREFORE, the Company and the Executive agree as follows:

          1.   Certain Defined Terms:  In addition to terms defined elsewhere
               ---------------------
herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

          (a) "Affiliate" means (i) each entity in which the Company, alone or together with one or more other Affiliates of the Company, owns not less than 80% of the then outstanding voting securities or, for any entity that is not a corporation, at least 80% of the then-outstanding capital interests of such entity and (ii) any additional entity which is deemed by action of the Board to be an Affiliate for the purposes of this Agreement.

          (b) "Base Pay" means the Executive's annual aggregate fixed base salary from the Company at the time in question.

          (c)  "Board" means the Board of Directors of the Company.

          (d) "Change of Control" means the occurrence during the Term of any of the following events:

                    (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of

          1934, as amended (the "Exchange Act")), other than Warburg (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company where such acquisition causes such Person to own 30% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not be deemed to result in a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction that complies with clauses (A), (B) and (C) of subsection (iii) below; and provided, further, that if any Person's beneficial ownership of the Outstanding Company Voting Securities reaches or exceeds 30% as a result of a transaction described in clause (A) or (B) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 30% or more of the Outstanding Company Voting Securities; or

                    (ii) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; and provided, further, than any partner, employee or representative of Warburg proposed by Warburg to be elected to the Board shall be considered a member of the Incumbent Board; or

                    (iii) The approval by the shareholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation ("Busi-ness Combination") or, if consummation of such Business Combination is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Business Combination pursuant to which (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities im-mediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

                    (iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

                    (e) "Cause" means that, prior to any Termination by the Executive for Good Reason, the Executive shall have:

               (i) committed an intentional act of fraud, embezzlement, or theft in connection with the Executive's duties or in the course of his employment with the Company;

               (ii) committed intentional wrongful damage to property of the Company; or

               (iii) intentionally and wrongfully disclosed confidential information of the Company; and any such act shall have been materially harmful to the Company.

For purposes of this Agreement, no act on the part of the Executive shall be deemed "intentional" if it was due primarily to an error in judgment or negligence, but shall be deemed "intentional" only if done by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interests of the Company.

          (f) "Date of Termination" means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; provided, however, that if the Executive is Terminated by the Company other than for Cause or for disability pursuant to Section 2(a)(ii), the Date of Termination will be the date on which the Executive receives the Notice of Termination from the Company; and provided further, if the Executive is Terminated by reason of death or disability pursuant to Section 2(a)(i) or 2(a)(ii), the Date of Termination will be the last day of the month in which occurs the date of death or the disability effective date, as the case may be.

          (g) "Employee Benefits" means the perquisites, benefits and service credit for benefits as provided under the plans and programs maintained by the Company, including, but not limited to, plans and programs which are "employee benefit plans" under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and any amendment, or successor, to such plans or programs (whether insured, funded or unfunded).

          (h) "Good Reason" means the occurrence of any of the events listed in Sections 2(b)(i) through 2(b)(vii), inclusive.

          (i) "Incentive Pay" means an annual amount equal to the aggregate annual bonus, in addition to Base Pay, made or to be made in regard to services rendered in any calendar year or performance period pursuant to any bonus plan of the Company.

          (j) "Notice of Termination" means a written notice which (i) indicates the specific provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the Termination under the provision so indicated, and (iii) if the effective date of the Termination is other than the date of receipt of such notice, specifies the effective date of Termination (which date will be not more than sixty (60) days after the giving of such notice). The failure by the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing that the Executive is entitled to the benefits intended to be provided by this Agreement will not constitute a waiver of any right of the Executive hereunder or otherwise preclude the Executive from later asserting such fact or circumstance in enforcing the Executive's rights hereunder.

          (k) "Severance Period" means the period of time com-mencing on the date of an occurrence of a Change of Control and continuing until the earlier of (i) the date which is one and one-half years following the occurrence of the Change of Control, and (ii) the Executive's death.

          (l) "Subsidiary" means an entity, at least a majority of the total voting power of the then-outstanding voting securities of which is held, directly or indirectly, by the Company and/or one or more other Subsidiaries or, for any entity that is not a corporation, at least a majority of the then-outstanding capital interests of which is so held.

          (m) "Term" means (A) the period commencing on the date hereof and ending on the second anniversary of the date hereof; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the "Renewal Date"), unless previously terminated, the Term shall be automatically extended so as to terminate two years from such Renewal Date, unless at least sixty (60) days prior to the Renewal Date the Company shall give notice to the Executive that the Term shall not be so extended, (B) if, prior to a Change of Control, for any reason the Executive is Terminated or Terminates, thereupon without further action the Term shall be deemed to have expired and this Agreement will immediately terminate and be of no further effect, and (C) in the event of a Change of Control, the Term will, without further action, be considered to terminate at the expiration of the Severance Period.

          (n) "Terminate" and correlative terms mean the termination of the Executive's employment with the Company and any Affiliate or Subsidiary.

          (o) "Warburg" means Warburg, Pincus Capital Partners, L.P., and/or any of its affiliates.

          2.  Termination Following a Change of Control:  (a) If, during the
              -----------------------------------------
Severance Period, the Executive is Terminated, the Executive will be entitled to the benefits provided by Sections 3 and 4 unless such termination is by reason of one or more of the following events:

                 (i)      The Executive's death;

                 (ii) The permanent and total disability of the Executive as defined in any long term disability plan of the Company, applicable to the Executive, as in effect immediately prior to the Change of Control;

                 (iii)    Cause; or

                 (iv) The Executive's voluntary Termination in circumstances in which Good Reason does not exist.

          (b) In the event of the occurrence of a Change of Control, the Executive may Terminate during the Severance Period with the right to severance compensation as provided in Sections

3 and 4 upon the occurrence of one or more of the following events (regardless of whether any other reason, other than Cause as hereinabove provided, for Termination exists or has occurred, including without limitation other employment):

                 (i) An adverse change in the nature or scope of the authorities, powers, functions, responsibilities, or duties attached to the position with the Company, which the Executive held immediately prior to the Change of Control;

                 (ii) A reduction in the Executive's Base Pay as in effect immediately prior to any Change of Control, or as it may have been increased from time to time thereafter;

                 (iii) Any failure by the Company to continue in effect any plan or arrangement providing Incentive Pay in which the Executive is participating at the time of a Change of Control (or any other plans or arrangements providing substantially similar benefits) or the taking of any action by the Company, any Affiliate or Subsidiary which would adversely affect the Executive's participation in any such plan or arrangement or reduce the Executive's benefits under any such plan or arrangement in a manner inconsistent with the practices of the Company prior to the Change of Control;

                 (iv) Any failure by the Company to continue in effect any Employee Benefits in which the Executive is participating at the time of a Change of Control (or any other plans or arrangements providing the Executive with substantially similar benefits) or the taking of any action by the Company, an Affiliate or Subsidiary which would adversely affect the Executive's participation in or materially reduce the Executive's benefits under any Employee Benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of a Change of Control;

                 (v) The liquidation, dissolution, merger, consolidation, or reorganization of the Company or transfer of all or substantially all of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer, or otherwise) to which all or a significant portion of its business and/or assets have been transferred (directly or by operation of law) assumed all duties and obligations of the Company under this Agreement pursuant to Section 9;

                 (vi) Without limiting the generality or effect of the foregoing, any material breach of this

          Agreement by the Company or any successor thereto; or

                 (vii) Any action by the Company which causes the Executive's services to be performed at a location which is more than thirty five
          (35) miles from the location where the Executive was employed immediately preceding the date of the Change of Control.

          (c) Any Termination will be communicated by Notice of Termination hereto given in accordance with Section 10 of this Agreement.

          3.    Severance Compensation:  (a)  If, following the occurrence of a
                ----------------------
Change of Control, the Executive is Terminated by the Company during the Severance Period other than in the circumstances set forth in Section 2(a)(i), 2(a)(ii), or 2(a)(iii), or if the Executive Terminates for Good Reason:

                    (i) The Company will pay to the Executive in a lump sum in cash within five (5) business days after the later of the date on which the Company receives the determination of the Accounting Firm required in Section 4 hereof or the Date of Termination the aggregate of the amount (the "Severance Payment") equal to one and one-half times the sum of (A) the Executive's Base Pay at the highest rate in effect at any time within the 90-day period preceding the date the Notice of Termination was given or, if higher, at the highest rate in effect at any time within the 90-day period preceding the date of the first occurrence of a Change of Control, and (B) an amount equal to the greatest amount of Incentive Pay received by the Executive during any calendar year or portion thereof from and including the third calendar year prior to the first occurrence of a Change of Control; and

                    (ii) For the period of one and one-half years from the Date of Termination, the Executive shall be eligible for participation in and shall receive all benefits under such benefit plans, practices, policies and programs of the Company that provide medical, prescription dental, or life insurance coverage, with the costs of such participation to be paid by the Company to the same extent as prior to the Executive's Termination. In the event that such continued participation is not allowed under the terms and provisions of such plans or programs, then in lieu thereof, the Company shall acquire individual insurance policies providing comparable coverage for the Executive; provided that if any such individual coverage is unavailable, the Company shall pay to the Executive an amount equal to the contributions that would have been made by the Company for such coverage on the Executive's behalf if the Executive had remained in the employ of the Company for the period referred to in the preceding sentence.

          (b) There will be no right of set-off or counterclaim in respect of any claim, debt, or obligation against any payment to or benefit for the Executive provided for in this Agreement.

          (c) Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided under this Agreement (including under this Section 3 or
Section 6) on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite "prime rate" as quoted from time to time during the relevant period in the Northeast Edition of The Wall Street Journal. Such interest will be payable as
                     -----------------------
it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.

          (d) Notwithstanding any other provision hereof, the parties, respective rights and obligations under this Section 3 and under Sections 4 and 6 will survive any termination or expiration of this Agreement following a Change of Control or any Termination following a Change of Control for any reason whatsoever.

          4.  Excise and Other Taxes.  The Executive shall bear all expense of,
              ----------------------
and be solely responsible for, all federal, state, local or foreign taxes due with respect to any payment received hereunder, including, without limitation, any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the Code); provided, however, that all payments under this Agreement shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code but only if, by reason of such reduction, the net after-tax benefit received by the Executive shall exceed the net after-tax benefit received by the Executive if no such reduction was made. For purposes of this Section 4, "net after-tax benefit" shall mean (i) the total of all payments and the value of all benefits which the Executive receives or is then entitled to receive from the Company that would constitute "parachute payments" within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to the Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by
Section 4999 of the Code. The foregoing determination will be made by a nationally recognized accounting firm (the "Accounting Firm") selected by the Executive and reasonably acceptable to the Company (which may be, but will not be required to be, the Company's independent auditors). The Executive will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Executive within fifteen (15) days after the Date of Termination. If the

Accounting Firm determines that such reduction is required by this Section 4, the Company shall pay such reduced amount to the Executive in accordance with
Section 3(a). If the Accounting Firm determines that no reduction is necessary under this Section 4, it will, at the same time as it makes such determination, furnish the Company and the Executive an opinion that the Executive will not be liable for any excise tax under Section 4999 of the Code. The Company and the Executive will each provide the Accounting Firm access to and copies of any books, records, and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 4. The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section 4 will be borne by the Company.

          5.  No Mitigation Obligation:  The Company hereby acknowledges that
              ------------------------
it will be difficult, and may be impossible, for the Executive to find reasonably comparable employment following the Date of Termination. The payment of the severance compensation by the Company to the Executive in accordance with the terms of this Agreement will be liquidated damages, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings, or other benefits from any source whatsoever create any mitigation, offset, reduction, or any other obligation on the part of the Executive hereunder or otherwise.

          6.  Legal Fees and Expenses:  If the Company has failed to comply with
              -----------------------
any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of the Executive's choice, at the expense of the Company, to advise and represent the Executive in connection with any such interpretation, enforcement, or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any member of the Board, officer, stockholder, or other person or entity affiliated with the Company, in any jurisdiction. The Company will pay and be solely financially responsible for any and all attorneys' and related fees and expenses incurred by the Executive in connection with such litigation.

          7.  Employment Rights:  Nothing expressed or implied in this
              -----------------
Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company, or any Affiliate or Subsidiary prior to or following any Change of Control.

          8.  Withholding of Taxes:  The Company may withhold
              --------------------
from any amounts payable under this Agreement all federal, state, city, or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

          9.  Successors and Binding Agreement:  (a)  The Company will require
              --------------------------------
any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization, or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including, without limitation, any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company, whether by purchase, merger, consolidation, reorganization, or otherwise (and such successor will thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable, or delegable by the Company.

          (b) This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, and/or legatees.

          (c) This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer, or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 9(a) and 9(b). Without limiting the generality or effect of the foregoing, the Executive's right to receive payments hereunder will not be assignable, transferable, or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 9(c), the Company will have no liability to pay any amount so attempted to be assigned, transferred, or delegated.

          10.  Notices:  For all purposes of this Agreement, all communications,
               -------
including, without limitation, notices, consents, requests, or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or two business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or one business day after having been sent by a nationally recognized overnight courier service, addressed to the Company (to the attention of the General Counsel of the Company) at its principal executive office and to the Executive at the Executive's principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

          11.  Governing Law:  The validity, interpretation, construction, and
               -------------
performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Connecticut, without giving effect to the principles of conflict of laws of such State, to the extent not preempted by applicable federal law.

          12.  Validity:  If any provision of this Agreement or the application
               --------
of any provision hereof to any person or circumstances is held invalid, unenforceable, or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable, or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid, or legal.

          13.  Non-Exclusivity of Rights:  Nothing in this Agreement will
               -------------------------
prevent or limit the Executive's present or future participation in any benefit, bonus, incentive, or other plan or program provided by the Company or any Affiliate or Subsidiary for which the Executive may qualify, nor will this Agreement in any manner limit or otherwise affect such rights as the Executive may have under any stock option or other agreements with the Company or any Affiliate or Subsidiary. Amounts or benefits which are vested or which the Executive is otherwise entitled to receive under any plan or program of the Company at or subsequent to the Date of Termination will be payable in accordance with such plan or program, except as otherwise expressly provided in this Agreement; provided, however, that any amounts received by the Executive pursuant to this Agreement shall be in lieu of any benefits which the Executive is entitled to receive or may become entitled to receive under any reduction-in-force or severance pay plan or practice which the Company now has in effect or may hereafter put into effect, any other benefits to which the Executive may be entitled under any individual agreement of employment with the Company which would provide a benefit to the Executive upon the occurrence of a Change of Control of the Company, and any severance benefits required under federal or state law to be paid to the Executive.

          14.  Miscellaneous:  (a)  No provision of this Agreement may be
               -------------
modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement.

          (b) The Executive and the Company acknowledge that this Agreement supersedes any other agreement between them concerning the subject matter hereof.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

                                         ADVO, Inc.



                                         By__________________________
                                           Robert Kamerschen



                                         ____________________________
                                         [Executive]